IRREVOCABLE VOTING TRUST


     This Irrevocable Voting Trust (the "Voting Trust") is executed effective September 1, 1997, at Houston, Texas, by, between and among SUSAN B. FOCKE ("Focke"), A. P., JR. IRREVOCABLE TRUST AGREEMENT NUMBER ONE (1) (the "Trust"), and OXFORD CAPITAL CORP. ("Oxford"), and PRC ENTERPRISES, INC. ("PRC"), a Texas corporation.

                                    Recitals

     1. On the date hereof, pursuant to that Share Purchase Agreement (the "Purchase Agreement") by, between and among the parties hereto, Focke and the Trust (hereinafter referred to as the "Original Shareholders") sold, conveyed, transferred and assigned to Oxford 100 shares of PRC, which shares constitute 100% of the validly issued and outstanding shares of PRC.

     2. In consideration of the above described sale of stock, Oxford executed and delivered to the Original Shareholders a promissory note (the "Note") in the original principal sum of Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00).

     3. In accordance with the Purchase Agreement, complete operational control of PRC is to remain in the hands of the Original Shareholders until the payment of three and one-half million in principal of the Note, together with all accrued and unpaid interest thereon (the "Triggering Event").

     4. Accordingly, the purpose of this Voting Trust is to ensure that voting control of all of the shares of PRC remains with the Original Shareholders until the Triggering Event.

     Now therefore, for valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree that:

                              Related Transactions

     1. This Voting Trust is executed in connection with the Purchase Agreement. Capitalized terms not defined herein shall have the same meaning ascribed to them herein as in the Purchase Agreement. Also executed by Oxford and the Original Shareholders in connection with the Purchase Agreement is a Security Agreement - Pledge (the "Security Agreement").

                      Delivery of Shares to Voting Trustee

     2. Upon the execution of this Voting Trust, Oxford will deliver over to Adrian Piperi, Sr., (herein called the "Voting Trustee") any and all share certificates evidencing ownership in and to the 100 shares of PRC (herein called the "PRC Stock") that has been conveyed to Oxford on this date pursuant to the Purchase Agreement. In addition to holding the PRC Stock for the purposes set forth in this Agreement, the Voting Trustee shall also hold the PRC Stock as the agent of the Original Shareholders for purposes of perfecting their security interest in and to the PRC Stock created by, through and under the Security Agreement.

                Inscription on and Delivery of Share Certificates

     3. Simultaneously with the execution of this Voting Trust and prior to delivery of the share certificate(s), Oxford will inscribe on the certificates representing the PRC Stock a legend in substantially the following form: "The shares represented by this certificate are subject to the provisions of an Irrevocable Voting Trust executed effective as of September 1, 1997, a counterpart of which has been deposited with PRC at 1726 Augusta Drive, Suite 104, Houston, Texas 77056, its principal office (the "Principal Office").

                              Voting of the Shares

     4.1 The Voting Trustee will have the sole and exclusive right to vote the PRC Stock. Before casting a vote on any matter submitted to a vote at any regularly called or special meeting of the shareholders of PRC, the Voting Trustee will meet with the Original Shareholders so as to solicit their views and recommendations on the issue or issues up for a vote. This discussion will take place at and during the shareholder's meeting. The Voting Trustee will vote all of the PRC Stock in accordance with the wishes, directions and instructions of the Original Shareholders. The decision of the Original Shareholders shall be determined solely by the Trust after consultation with Focke; provided, however, if Focke fails or refuses to attend any properly called shareholders meeting, the Trust may make its decision without consulting Focke. The Voting Trustee may attend any meeting of the shareholders via telephonic means or any other method approved by the Texas Business Corporation Code.

     4.2 Oxford's failure to attend any regularly scheduled or specially called meeting of the Shareholders of PRC shall not operate to bar or prevent the Voting Trustee from voting the PRC Stock. The Voting Trustee's presence at any shareholders' meeting shall constitute Oxford's presence at such meeting for all purposes, including without limitation establishing a quorum.

     4.3 In connection with this Voting Trust, Oxford has executed and delivered to the Voting Trustee an irrevocable proxy coupled with an interest wherein Oxford designates and appoints the Voting Trustee as its agent for the purpose of voting the PRC Stock in accordance with this Voting Trust. The form of such "Irrevocable Proxy coupled with an interest" is attached hereto as Exhibit "A".

     4.4 It is expressly contemplated by the parties hereto that in exercising the voting powers granted herein to the Voting Trustee that he will have full authority to elect the sole directors of PRC who in turn will have the sole authority to elect all officers of PRC.

Furthermore, nothing in this Voting Trust shall be construed to prohibit or prevent Adrian Piperi, Sr. from being a director and officer of PRC.

     4.5 The parties and the Voting Trustee do hereby agree that should any officer or director of PRC be declared by either the Texas Commission of Licensing and Regulation or the Florida Board of Employee Leasing Companies to be unfit or unsuitable as a "controlling person" (as that term is defined in the Texas Staff Leasing Act ) and such person does not have such declaration rescinded or vacated within sixty (60) days of the date made, the Voting Trustee shall call a Special Meeting of the Shareholders and at such meeting vote all of the shares to remove such person as an officer and/or director of PRC.

     4.6 In addition to voting the PRC Stock in accordance with the terms of this Voting Trust, Oxford hereby grants to the Voting Trustee the authority to convey, transfer and assign the PRC Stock to any successful bidder at any foreclosure sale conducted pursuant to the provisions of the Security Agreement.

                             No Special Relationship

     5. Nothing in this Voting Trust shall be construed so as to impose upon Focke, the Trust, or the Voting Trustee any special relationship of good faith and fair dealing or any other fiduciary duty in their dealings with Oxford to include specifically any obligation to vote the PRC Stock in any manner except as Focke, the Trust, and the Voting Trustee in their sole and absolute discretion believe is in the best interest of PRC as a separate distinct economically viable business entity.

                               Copies of Agreement

     6. This Voting Trust may be executed in multiple counterparts but is not otherwise separable or divisible. Upon the execution of this Voting Trust, the parties shall cause a copy to be filed in PRC's office. This Voting Trust shall be open to inspection in the manner provided for inspection under the laws of the State of Texas.

                              Place of Performance

     7. This Voting Trust is made, executed and entered into at Houston, Texas, and it is mutually agreed that the performance of all parts of this Voting Trust shall be at Houston, Texas.

                           Governing Law & Arbitration

     8. The parties agree and contract that any and all claims, disputes, or controversies arising out of or in any way relating to this Voting Trust or the claimed breach or termination of any provision of same, whether based on the Constitution, statutes, Code(s) or at common law of the United States or of any

State, including the arbitability of any claim, dispute or controversy, shall be exclusively resolved by the parties first trying to settle the dispute in mediation under the Mediation Rules administered by and conducted by the Neutrals of the National Association for Dispute resolution, Inc., failing which, settlement of the dispute shall be by binding arbitration conducted under the Arbitration Rules of, and before an Arbitration tribunal of the National Association for Dispute resolution, Inc. The arbitrator(s) shall have full and complete discretion and authority to do substantial justice for the parties to the dispute. In the event that the National Association for Dispute resolution, Inc. is not available or is no longer in business, the arbitration provided hereunder shall be conducted by the American Arbitration Association under their rules and procedures.

                           Severability of Provisions

     9. This Voting Trust shall not be severable or divisible in any way, but it is specifically agreed that, if any provision should be invalid, the invalidity shall not affect the validity of the remainder of this Voting Trust. In the event any Court, arbitrator or arbitration panel determines that the Voting Trustee can not vote the PRC Stock as the Original Shareholders and he deem to be in the best interest of PRC, then the rights, title and interest created by this Voting Trust shall be subordinated and made inferior to the rights, title and interests of the Original Shareholders under the Security Agreement.

                              Irrevocable Agreement

     10. This Voting Trust is irrevocable and will expire or terminate at the earlier of (i) December 31, 2010; (ii) the day the Triggering Event occurs; or
(iii) if PRC's staff leasing license issued by the State of Texas is suspended or revoked because Adrian J. Piperi, Sr. is declared by the Texas Commission of Licensing and Regulation to be unfit or unsuitable as a "controlling person" under the Texas Staff Leasing Act and such revocation or suspension is not rescinded or abated within sixty (60) days of such action; provided further that Oxford is not otherwise in material default of the Purchase Agreement. Upon the occurrence of any the above terminating events, Oxford shall request in writing the return of the Irrevocable Proxy and all share certificates evidencing the PRC Stock. Upon receipt of said request, providing that one of the two terminating events has in effect occurred, the Voting Trustee will promptly comply with said request.

                                    Indemnity

     11. Oxford does hereby agree to indemnify and hold harmless the Original Shareholders and the Voting Trustee against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (collectively called the "Indemnified Matters"), to which they may become subject arising out of or based on any action or inaction on their part under this Voting Trust so long as the Indemnified Matters arise by, through or under Oxford, its officers, directors, employees, shareholders, agents, attorneys, successors or assigns.

     EXECUTED on September 2, 1997, but effective as of September 1, 1997.



By:  /s/ illegible
----------------------------------
Susan B.  Focke


A. P., Jr. Irrevocable Trust
Agreement Number One (1)

By:  /s/ illegible
   -------------------------------
   Adrian J.  Piperi, Jr.
   Trustee


Oxford Capital Corp.

By:  /s/ illegible
   -------------------------------
   Robert B.  Cheney,
   President


PRC Enterprises, Inc.

By:  /s/ illegible
   -------------------------------
   Adrian J.  Piperi, Jr.
   President


     Adrian J. Piperi, Sr. executes this Irrevocable Voting Trust for the sole purpose of accepting the duties of the Voting Trustee as such duties are set forth herein.


/s/ Adrian J. Piperi, Sr.
----------------------------------
Adrian J. Piperi, Sr.

                                IRREVOCABLE PROXY
                             OF OXFORD CAPITAL CORP.
                           (Coupled with an Interest)


                                    Number                 Class
Certificate No.                    of Shares             and Series

     11                               100                  Common
   ------                           ------                 ------

     Oxford Capital Corp. ("Oxford"), as holder of the shares described above, revokes any previously executed proxies and appoints Adrian J. Piperi, Sr. as its proxy to attend any and all shareholders meetings of PRC Enterprises, Inc. ("PRC") to be held at such date, time and place as the Directors of PRC hereafter elect, and any continuation or adjournment of any such shareholders' meeting. Oxford's proxy designated herein shall act in its stead and on its behalf to represent, vote, execute consents, and otherwise to act for it in the same manner and with the same effect as if it were personally present.

     Oxford authorizes Adrian J. Piperi, Sr. to substitute any other person to act under this proxy, to revoke any substitution, and to file this irrevocable proxy and any substitution or revocation with the corporation.

     This proxy and the authority represented by this proxy is executed in connection with that (i) Share Purchase Agreement dated May 13, 1997, (as modified by those modification agreements dated June 11; June 30; and July 15, 1997 by, between and among Oxford, PRC, Susan B. Focke ("Focke") and the A. P.
Jr. Irrevocable Trust Agreement Number One (1) (the "Trust"); and (ii) the Security Agreement - Pledge dated effective as of September 1, 1997, executed by Oxford, Focke and the Trust and is, therefore coupled with an interest running in favor of the Trust and Focke. Accordingly, this proxy is irrevocable.

Dated: September 1, 1997

                                            OXFORD CAPITAL CORP.


                                            By:  /s/ illegible
                                               ---------------------------------
                                            Name: Robert B.  Cheney
                                            Title: President


THE STATE OF TEXAS    ss.
                      ss.
COUNTY OF HARRIS      ss.


     This instrument was acknowledged before me on the 2nd day of September, 1997, by Robert B. Cheney, the President of OXFORD CAPITAL CORP., a Nevada corporation, on behalf of said corporation.


                                     /s/ Martha S. Lott
                                     -------------------------------------------
                                     Notary Public in and for the State of Texas
Notary Seal
Martha S. Lott                       Printed Name:  Martha S. Lott
My Commission Expires                Commission Expires:  7-19-2000
July 19, 2000


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